FuelCell Energy Reports First Quarter 2008 Results
and Latest Accomplishments

•	$29 million of first quarter orders highest in FuelCell Energy history
•	First quarter product sales and revenues doubled over the prior year first quarter
•	Product backlog increased 131 percent over prior year to $84.7 million
•	First quarter net cash use was $15.1 million, in-line with Company expectations

DANBURY, Conn. - Mar. 5, 2008 -- FuelCell Energy, Inc. (NasdaqNM: FCEL), a leading manufacturer of high efficiency, ultra-clean power plants using renewable and other readily available fuels for commercial, industrial, government and utility customers, today reported results and accomplishments for its first quarter ended January 31, 2008.

Financial Results
FuelCell Energy reported total revenues for the first quarter of fiscal 2008 of $15.0 million compared to $6.8 million in the same period last year. Product sales and revenues doubled to $9.8 million from $4.9 million in the 2007 first quarter. Revenues grew due to increased orders for megawatt-class (MW-class) power plants. The product cost-to-revenue ratio improved by 27 percent to 1.99 compared to the 2.73 reported in the prior year quarter. The improved product margin versus the prior year quarter is primarily attributable to increased sales of MW-class power plants and reduction of unit costs across all product lines. Compared to the fourth quarter of 2007, the cost ratio was impacted by product mix, production ramp related costs, increased inventory levels and service costs.

For the first fiscal quarter of 2008, orders totaled 9.45 megawatts (MW) representing $28.8 million in product sales. The Company’s product backlog as of January 31, 2008, including long-term service agreements, was $84.7 million. This represents a 131 percent increase over last year’s $36.7 million, and a 47 percent increase over the fourth quarter’s backlog of $57.8 million. The increase in backlog was primarily driven by MW-class orders from South Korea and California customers.

Research and development contract revenue was $5.3 million, up from $1.9 million in the 2007 first quarter resulting from increased activity on the Company’s multi-MW coal based solid oxide contract with the U.S. Department of Energy. Research and development contract backlog was $13.2 million as of January 31, 2008 compared to $29.1 million at January 31, 2007.

The first quarter net loss to common shareholders improved to $19.7 million, or $0.29 per basic and diluted share from $20.0 million, or $0.38 per basic and diluted share, in the same period last year. The Company doubled product sales and revenues but lowered total net loss due to improving product margins. Loss on product sales and revenues increased by $1.2 million which was partially offset by a margin improvement of $0.8 million on research and development contracts. Administrative and selling expenses were approximately $0.4 million higher due to increased marketing costs. Research and development expenses were lower by $1.4 million over the prior year as certain development objectives were met.

FuelCell Energy Reports First Quarter 2008 Results	Page 2

Total cash and investments were $138.6 million as of January 31, 2008. First quarter net cash use was $15.1 million compared to $22.3 million in the same period last year. Capital spending for the first quarter was approximately $1.5 million and depreciation expense for the period was $2.2 million.

Corporate Highlights
“Our $29 million of orders is a record quarterly performance for FuelCell Energy,” said R. Daniel Brdar, Chairman and CEO. “The repeat order flow in Asia and California and expanding production capacity create a strong platform for continued growth.”

Leadership in Key Markets
South Korea: FuelCell Energy’s manufacturing and distribution partner, POSCO Power, ordered two power plants during the first quarter, totaling 4.8 MW and has ordered 12 MW of MW-class power plants in the year since it signed the manufacturing and distribution agreement with FuelCell Energy. POSCO Power plans to open a 50 MW fuel cell balance of plant manufacturing facility by the end of 2008 and by 2010, intends to have 100 MW of annual production capacity in place. The balance of plants produced at this facility will be combined with FuelCell Energy-produced fuel cell modules and sold to POSCO Power customers.

California: Biogas operations remain a strong vertical market for FuelCell Energy’s DFC power plants. To date, fuel cells operating on renewable fuel represent 56 percent of the Company’s California installations and backlog and 25 percent of its worldwide installations and backlog. These installations, including food and beverage operations and wastewater treatment facilities, use anaerobic digesters to produce methane. Our fuel cells use this biogas to produce electricity and the fuel cells’ byproduct heat facilitates the operation of the anaerobic digestion process. Customers using fuel cells in this type of combined heat and power application can achieve efficiencies up to 80 percent. Fuel cells operating on biogas qualify as renewable power generation in the 28 Renewable Portfolio Standard states and Washington D.C.

Eastern Municipal Water District (EMWD) in southern California ordered three DFC300 power plants to provide power for its wastewater operations. By using DFC fuel cells, EMWD expects to reduce its energy costs, and carbon footprint by 10,400 tons annually.

The Linde Group, the world’s largest industrial gases company, ordered a DFC300 and three DFC1500 power plants, adding 3.9 MW to the Company’s backlog this quarter. The three DFC1500 units will operate at customer sites in the San Diego area on biogas that Linde transports from the Pt. Loma Wastewater Treatment (PLWT) facility. The DFC300 will operate on biogas produced at PLWT and power Linde’s processing operations.

Connecticut: In January 2008, Connecticut’s Department of Public Utility Control (DPUC) approved 16.2 MW of projects under Project 150 that include six of the Company’s DFC3000 power plants. These projects represent an estimated $43 million in potential product sales that can be added to backlog after project developers finalize electricity purchase agreements and project financing. The DPUC also gave contingent approval to an additional fuel cell project, the 19.6 MW Danbury “Triangle” project.

Cost Out
FuelCell Energy’s cost out program is a key part of its strategy to achieve profitability. During the first quarter, the Company’s new five-year stack went into production which extends the life of the DFC fuel cell’s core technology by two years and significantly reduces cost of operation. In 2008, FuelCell Energy is targeting cost reductions of 20 percent for the MW-class DFC1500 and DFC3000 power plants through a power output increase, strategic sourcing and continued manufacturing improvements.

FuelCell Energy Reports First Quarter 2008 Results	Page 3

Manufacturing
In January 2008, FuelCell Energy increased its manufacturing production rate to 25 MW annually from 11 MW to meet demand from South Korea, California and Connecticut customers. The Company is also increasing production capacity to 60 MW annually from 50 MW. In connection with this project, the Connecticut Development Authority approved a $4 million loan to expand the Company’s Torrington, Connecticut manufacturing facility, expand its workforce, and extend its Torrington facility lease through 2015.

Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on March 6th to discuss the first quarter 2008 results.

The details for accessing the live call are as follows:

•	From the U.S. or Canada please dial 877-627-6580;
•	Outside the U.S. and Canada, please call 719-325-4916;
•	The passcode is FuelCell Energy;
•	The live webcast will be on the Investors section of the Company’s website at www.fuelcellenergy.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call until Thursday March 13th at midnight:

•	From the U.S. and Canada please dial 888-203-1112;
•	Outside the U.S. or Canada please call 719-457-0820;
•	Enter confirmation code 3740989;
•	The webcast will also be archived on the Investors section of the Company’s website at www.fuelcellenergy.com.

About FuelCell Energy, Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s ultra-clean and high efficiency DFC® fuel cells are generating power at over 40 locations worldwide. The company’s power plants have generated more than 200 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives substantial funding from the US Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

FuelCell Energy Reports First Quarter 2008 Results	Page 4

Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc.

CONTACT:
FuelCell Energy, Inc.
Lisa Lettieri
203-830-7494
ir@fce.com

(Tables Follow)

FuelCell Energy Reports First Quarter 2008 Results	Page 5

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2008	2007
Revenues:
Product sales and revenues	$9,768	$4,899
Research and development contracts	5,251	1,935
Total revenues	15,019	6,834

Costs and expenses:
Cost of product sales and revenues	19,410	13,382
Cost of research and development contracts	4,440	1,944
Administrative and selling expenses	4,812	4,417
Research and development expenses	5,485	6,855
Total costs and expenses	34,147	26,598

Loss from operations	(19,128)	(19,764)

License fee income, net	--	34
Interest expense	(32)	(27)
Loss from equity investments	(444)	(217)
Interest and other income, net	1,125	1,129

Loss before redeemable minority interest	(18,479)	(18,845)

Redeemable minority interest	(438)	(391)

Loss before provision for income taxes	(18,917)	(19,236)

Provision for income taxes	--	--

Net loss	(18,917)	(19,236)

Preferred stock dividends	(802)	(802)

Net loss to common shareholders	$(19,719)	$(20,038)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.29)	$(0.38)

Basic and diluted weighted average shares outstanding	68,204,735	53,172,189

FuelCell Energy Reports First Quarter 2008 Results	Page 6

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
	January 31, 2008 Unaudited	October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$81,865	$92,997
Investments: U.S. treasury securities	54,635	60,634
Accounts receivable, net of allowance for doubtful accounts of $37 and $63, respectively	10,402	10,063
Inventories, net	35,411	29,581
Other current assets	7,513	7,730
Total current assets	189,826	201,005

Property, plant and equipment, net	38,761	39,612
Investments: U.S. treasury securities	2,079	--
Investment and loan to affiliate	11,792	12,216
Other assets, net	404	355
Total assets	$242,862	$253,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$849	$924
Accounts payable	9,746	9,516
Accounts payable due to affiliate	1,372	2,881
Accrued liabilities	9,471	8,511
Deferred license fee income	600	--
Deferred revenue and customer deposits	27,139	20,486
Total current liabilities	49,177	42,318

Long-term deferred revenue	3,948	4,401
Long-term debt and other liabilities	579	613
Total liabilities	53,704	47,332

Redeemable minority interest	12,322	11,884
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at January 31, 2008 and October 31, 2007.)	59,950	59,950

Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at January 31, 2008 and October 31, 2007; 68,291,750 and 68,085,059 shares issued and outstanding at January 31, 2008 and October 31, 2007, respectively.	7	7
Additional paid-in capital	573,725	571,944
Accumulated deficit	(456,846)	(437,929)
Treasury stock, Common, at cost (12,282 shares at January 31, 2008 and October 31, 2007.)	(126)	(126)
Deferred compensation	126	126
Total shareholders’ equity	116,886	134,022
Total liabilities and shareholders’ equity	$242,862	$253,188
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